SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.
Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

From time to time, Trian Fund Management, L.P. (“Trian”) or Clayt Daley, former Vice Chairman and Chief Financial Officer of The Procter & Gamble Company (“P&G”), may send the following communications (or use substantially similar communications) relating to P&G:

There is only one week left until the P&G annual meeting on October 10th and every vote counts. For any P&G employees or alumni still deciding which way to vote their shares, I strongly encourage you to cut through the noise and support Nelson Peltz, Trian’s exceptionally capable and motivated director nominee. In the past few weeks, Nelson has garnered support and endorsements from fellow shareholders, the nation’s three independent proxy advisory firms, research analysts and commentators at leading media outlets. Make sure you have all the facts—a vote for Nelson is a vote to add a highly qualified and collaborative shareholder voice in the boardroom. To learn more about Nelson Peltz’s track record and his ideas as to how to revitalize P&G, please visit https://www.revitalizepg.com/news or https://www.revitalizepg.com/third-party-commentary. If you haven't voted or are considering changing your vote, contact Innisfree M&A Inc. at 1-877-750-8338 to get a white proxy card today!

In addition, from time to time, Trian may distribute the following communication, or send or use substantially similar communications, relating to P&G:

It's about time there's a shareholder who has your back in the boardroom. Vote FOR Nelson Peltz on the WHITE card. http://bit.ly/2vK3ytY